Exhibit 99.2

NRG Energy, Inc. Announces Cash Tender Offer for Any and All of Its Outstanding 6.625% Senior Notes Due 2023

PRINCETON, N.J.—November 30, 2017—NRG Energy, Inc. (NYSE:NRG) announced that it has commenced a tender offer to purchase any and all of the approximately $869.2 million outstanding aggregate principal amount of its 6.625% senior notes due 2023 (the “2023 Notes”) through a cash tender offer with the net proceeds from NRG’s concurrent private placement of $870 million in aggregate principal amount of senior notes due 2028 (the “New Notes”), which was also announced today by NRG, as well as with cash on hand. The tender offer is being made pursuant to offers to purchase and consent solicitation statements and related letters of transmittal, each dated as of November 30, 2017. The tender offer will expire at 11:59 p.m., New York City time, on December 28, 2017 (as such time and date may be extended, the “expiration date”).

In connection with the tender offer, NRG is soliciting the consents of holders of the 2023 Notes to certain proposed amendments to the indentures governing the 2023 Notes (the “indentures”). The primary purpose of the consent solicitation and proposed amendments is to eliminate substantially all of the restrictive covenants and certain events of default and related provisions, and to reduce the notice period required for optional redemption of the 2023 Notes. NRG intends to redeem any 2023 Notes that remain outstanding after the expiration of the tender offer as promptly as practicable after the expiration date in accordance with the terms of the applicable indenture, as such indentures are amended pursuant to the proposed amendments.

Under the terms of the tender offer, holders of the 2023 Notes that validly tender and do not validly withdraw their 2023 Notes and consents prior to 5:00 p.m. New York City time on December 13, 2017 (as such time and date may be extended, the “consent date”) will receive the “total consideration” of $1,036.25 per $1,000 principal amount of notes, which includes the consent payment of $30.00 per $1,000 principal amount of notes, plus an amount equal to any accrued and unpaid interest up to, but not including, the initial payment date. Holders of the 2023 Notes that validly tender their 2023 Notes after the consent date but on or before the expiration date will receive only the “tender offer consideration” of $1,006.25 per $1,000 principal amount of notes, plus an amount equal to any accrued and unpaid interest up to, but not including, the final payment date. Holders of notes tendered after the consent date will not receive the consent payment.

This press release does not constitute a notice of redemption under the optional redemption provisions of the indentures governing the 2023 Notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security, including the New Notes, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The tender offer is contingent upon the satisfaction of certain conditions, including the condition that NRG shall have raised at least $870 million in gross proceeds from the offering of the New Notes on or prior to the initial payment date. Adoption of the proposed amendments is not a condition to the obligation of NRG to purchase the 2023 Notes under the tender offer. Full details of the terms and conditions of the tender offer and consent solicitation are included in NRG’s offers to purchase and consent solicitation statements, dated November 30, 2017.

Requests for documents relating to the tender offer and consent solicitation may be directed to D.F. King & Co., Inc., the Information Agent, at (800) 269-6427 (Toll-Free) or (212) 269-5550. Citigroup Global Markets Inc. will act as Dealer Manager and Solicitation Agent for the tender offer and the consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to Citigroup Global Markets Inc. at 388 Greenwich Street, 7th Floor, New York, New York 10013, Attn: Liability Management Group, (800) 558-3745 (U.S. Toll-Free) or (212) 723-6106 (Collect).

About NRG

NRG is the leading integrated power company in the U.S., built on the strength of our diverse competitive electric generation portfolio and leading retail electricity platform. A Fortune 500 company, NRG creates value through best-in-class operations, reliable and efficient electric generation, and a retail platform serving residential and commercial businesses. Working with electricity customers large and small, we implement sustainable solutions for producing and managing energy, developing smarter energy choices and delivering exceptional service as our retail electricity providers serve almost three million residential and commercial customers throughout the country.

Forward-Looking Statements

This communication contains forward-looking statements that may state NRG’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally and whether NRG will offer the New Notes or consummate the offering, the anticipated terms of the New Notes and the anticipated use of proceeds.

The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included herein should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the SEC at www.sec.gov.

Contacts:

Media:	Investors:
Sheri Woodruff	Kevin L. Cole, CFA
609.524.4608	609.524.4526

Marijke Shugrue	Lindsey Puchyr
609.524.5262	609.524.4527